NEWS RELEASE                                                       Exhibit 99.2

FOR RELEASE:    IMMEDIATE RELEASE
CONTACT:        Frank C. Marchisello, Jr.
                (336) 834-6834

                   TANGER REPORTS SECOND QUARTER 2003 RESULTS
              5.1% INCREASE IN FFO TO $0.82 PER SHARE Tenant Sales
                   Rebound During the Quarter Increasing 6.3%

Greensboro, NC, July 29, 2003, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations ("FFO"), a widely accepted performance measure of a Real Estate Investment Trust ("REIT"), for the three months ended June 30, 2003, was $11.0 million, or $0.82 per share, as compared to FFO of $9.4 million, or $0.78 per share, for the three months ended June 30, 2002, representing a 17.0% increase in total FFO and a 5.1% per share increase. For the six months ended June 30, 2003, FFO was $21.3 million, or $1.60 per share, as compared to FFO of $18.3 million, or $1.54 per share, for the six months ended June 30, 2002, representing a 16.1% increase in total FFO and a 3.9% per share increase.

Net income for the three months ended June 30, 2003 was $2.3 million, or $0.20 per share, compared to $2.1 million, or $0.20 per share for the second quarter of 2002. Included in net income for the second quarter of 2003 is a non-cash, non-recurring, book loss on sale of $735,000 in connection with the sale of a non-core asset completed in the second quarter. For the six months ended June 30, 2003, net income was $4.5 million, or $0.38 per share, compared to $3.5 million, or $0.33 per share for the first six months of 2002.

Net income and FFO per share amounts are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

                           Second Quarter Highlights

o    96% period-end portfolio occupancy rate

o    Same-space sales increased 6.3% for the three months ended June 30, 2003

o    81 leases signed, totaling 308,000 square feet

o As of June 30, 2003, 72.6% of the square footage scheduled to expire during 2003 has renewed


o Rental rates on new stores opening were 13.9% higher than rental rates on stores closing during the quarter

o $300 per square foot in reported same-space tenant sales for the rolling twelve months ended June 30, 2003

o    49,000 square feet of development/expansion space completed and 100% leased

o    Sold one non-core property, generating $2.3 million in proceeds

             3200 Northline Avenue, Suite 360, Greensboro, NC 27408
                        336-292-3010 - FAX 336-297-0931

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

o Completed redemption/conversion of all outstanding convertible preferred shares

o    43.0%  debt-to-total  market   capitalization  ratio,  2.8  times  interest
     coverage ratio

o    $0.615 per share in quarterly common dividends declared ($2.46 annualized)

o    Added to Standard & Poor's REIT Composite Index

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, "We remain fully on track with executing our planned strategies for 2003. During the second quarter, we continued to generate positive leasing results;
increasing our portfolio occupancy to 96% and achieving a 13.9% rental rate increase on new stores opened compared to stores closed during the second quarter. Additionally, our tenants continued to perform well with same-space sales increasing to $300 per square foot." Mr. Tanger continued, "Our ongoing ability to generate solid results and deliver reliable dividends to our shareholders was particularly gratifying for all of us at Tanger during the second quarter, as we celebrated our tenth anniversary as a New York Stock Exchange company and were recently added to the S&P REIT Composite Index."

                           Portfolio Operating Results

During the second quarter of 2003, the average initial base rental rate for new stores opened was $17.85, representing an increase of $2.18 or 13.9% over the rent paid by stores that closed during the same quarter. In addition, Tanger executed 81 leases, totaling approximately 308,000 square feet, with a 1.4% increase in base rental revenue per square foot on a cash basis as compared to the previous base rental revenue associated with that space. Through the first six months of 2003, the Company has renewed 72.6% of the square footage originally scheduled to expire during 2003 as compared to 57.0% at this time last year.

Reported same-space sales per square foot for the three months ended June 30, 2003, increased by 6.3%, as compared to the three months ended June 30, 2002. For the rolling twelve months ended June 30, 2003 sales were $300 per square foot, representing a 1.5% increase compared to $295 per square foot for the rolling twelve months ended June 30, 2002. Same-space sales is defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods.

                              Investment Activities

During the second quarter of 2003, Tanger completed the 64,000 square foot second phase of its center in Myrtle Beach, South Carolina. Stores, aggregating 49,000 square feet, commenced operations during May and June, approximately one month ahead of schedule, with the remaining stores expected to open later this year. The center, which now totals over 324,000 square feet, was developed and is managed and leased by the Company, and is owned through a joint venture of which the Company owns a 50% interest. Accordingly, the Company's total investment for the second phase is approximately $1.1 million with an expected return in excess of 20%.

Additionally, Tanger is currently underway with a 35,000 square foot, 100% leased expansion at its outlet center in Sevierville, Tennessee. The company expects to complete the expansion with stores commencing operations during the third quarter of 2003. The estimated cost of the expansion is $4.0 million, with an expected return in excess of 13%. Upon completion of the expansion, the Sevierville center will total approximately 419,000 square feet.

           3200 Northline Avenue, Suite 360 o Greensboro, NC 27408 o
                        336-292-3010 o FAX 336-297-0931

In May 2003, Tanger sold a 49,252 square foot non-core property located in West Virginia for a total cash sales price of $2.3 million, resulting in a book loss of $735,000. The loss is included in the Company's reported net income for the second quarter and is excluded from FFO in accordance with the industry standard definition for FFO as set forth by the National Association of Real Estate
Investment Trusts. Proceeds from the sale were used to pay down borrowings outstanding under the Company's unsecured lines of credit.

                              Balance Sheet Summary

During the second quarter, Tanger called for redemption all of its 801,897 Series A convertible preferred shares, to be effected on June 20, 2003. Prior to redemption, each Series A preferred share could have been converted to .901 common shares. In total, 787,008, or 98.1%, of the Series A preferred shares were converted into 709,078 common shares and the Company redeemed the remaining 14,889 Series A preferred shares for $25 per share, plus accrued and unpaid dividends. Tanger funded the redemption, totaling approximately $375,000 from cash flow from operations. With the redemption of the Series A preferred shares completed, the Company expects its fixed charge coverage ratio will increase.

As of June 30, 2003, Tanger had a total market capitalization of approximately $773 million, with $333 million of debt outstanding, equating to a 43.0% debt-to-total market capitalization ratio. This compares favorably to a total market capitalization of approximately $706 million with $358 million of debt outstanding on June 30, 2002. The Company had a 50.7% debt-to-total market capitalization ratio as of June 30, 2002. During the second quarter of 2003, Tanger reduced its debt outstanding by $8.6 million. As of June 30, 2003, the Company had $11.9 million outstanding with $73.1 million available on its unsecured lines of credit. The Company continues to improve its interest coverage ratio, which was 2.8 times for the second quarter of 2003, as compared to 2.3 times interest coverage in the same period last year.

                           2003 FFO Per Share Guidance

Based on current market conditions, the strength and stability of its core portfolio and the Company's ongoing development, expansion and acquisition pipeline, Tanger currently believes its FFO for 2003 will range between $3.45 and $3.49 per share. Tanger currently expects 2003 FFO to range between $0.87 to $0.89 per share for the third quarter and $0.98 to $1.00 per share for the fourth quarter.

                         Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Tuesday, July 29, 2003, at 3:00 P.M. eastern time. The conference call can be accessed by dialing
1-877-277-5113 and requesting to be connected to the Tanger Factory Outlet Centers Second Quarter Financial Results Conference call. Alternatively, the call will be webcast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com, (click on "Corporate News").

A telephone replay of the call will be available from July 29, 2003 starting at 5:00 P.M eastern time through August 1, 2003, by dialing 1-800-642-1687 (conference ID # 1630709). Additionally, an online archive of the broadcast will also be available through August 1, 2003.

           3200 Northline Avenue, Suite 360 o Greensboro, NC 27408 o
                        336-292-3010 o FAX 336-297-0931

                       About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently operates 33 centers in 20 states coast to coast, totaling approximately 6.2 million square feet of gross leasable area. We are filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2003. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This press release may contain forward-looking statements regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations and the acquisition or development of new centers. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected  due to  various  factors  including,  but not  limited  to, the risks
associated  with  general  economic  and  local  real  estate  conditions,   the
availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

           3200 Northline Avenue, Suite 360 o Greensboro, NC 27408 o
                        336-292-3010 o FAX 336-297-0931

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

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                            Three Months Ended               Six Months Ended
                                                                                  June 30,                        June 30,
                                                                             2003           2002              2003         2002
----------------------------------------------------------------------------------------------------------------------------------
                                                                                (unaudited)                     (unaudited)
REVENUES
  Base rentals (a)                                                        $19,806       $18,364            $39,428       $36,386
  Percentage rentals                                                          555           581                950         1,178
  Expense reimbursements                                                    8,456         7,275             16,886        14,515
  Other income                                                                803           583              1,474         1,145
----------------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                      29,620        26,803             58,738        53,224
----------------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                       10,109         8,585             20,062        17,146
  General and administrative                                                2,453         2,092              4,883         4,367
  Interest                                                                  6,556         7,118             13,280        14,247
  Depreciation and amortization                                             7,099         7,048             14,379        14,064
---------------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                      26,217        24,843             52,604        49,824
---------------------------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
minority interest and discontinued operations                               3,403         1,960              6,134         3,400
Equity in earnings of unconsolidated joint ventures                           280           (75)               372           (67)
Minority interest                                                            (798)         (396)            (1,389)         (673)
---------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                           2,885         1,489              5,117         2,660
Discontinued operations (including (loss)/gain on sale of real estate of
($735) and $460 in 2003 and 2002, net of minority interest) (b)              (578)          605               (619)          879
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                  2,307         2,094              4,498         3,539
Less applicable preferred share dividends                                    (363)         (442)              (806)         (886)
---------------------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                                $1,944        $1,652             $3,692        $2,653
=================================================================================================================================

Basic earnings per common share (c):
Income from continuing operations                                            $.26          $.13               $.46          $.22
Net income                                                                   $.20          $.21               $.39          $.33
=================================================================================================================================

Diluted earnings per common share (c):
Income from continuing operations                                            $.26          $.13               $.45          $.22
Net income                                                                   $.20          $.20               $.38          $.33
=================================================================================================================================

Funds from operations (FFO)                                               $10,989        $9,383            $21,267       $18,310
FFO per common share - diluted (c)                                           $.82          $.78              $1.60         $1.54
=================================================================================================================================

(a)  Includes  straight-line  rent  adjustment  of $(55) and $(54) for the three months  ended and $(112) and $(87) for the six months  ended June 30,  2003 and 2002, respectively.

(b) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", the results of operations for property disposed of during 2003 and 2002 have been reported above as Discontinued Operations for both the current and prior periods presented.

(c) Relects the change in accounting policy with respect to stock options as permitted by the modified prospective method of SFAS No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure" whereby, effective
     January 1, 2003, compensation expense is recognized based on the fair value provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" for all options granted since 1995. Results for prior years have not been restated.

             3200 Northline Avenue, Suite 360, Greensboro, NC 27408
                         336-292-3010 FAX 336-297-0931


              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                             June 30,     December 31,
                                                                               2003           2002
------------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
ASSETS
  Rental Property
    Land                                                                     $50,474          $51,274
    Buildings, improvements and fixtures                                     578,665          571,125
    Developments under construction                                            2,490              ---
------------------------------------------------------------------------------------------------------
                                                                             631,629          622,399
    Accumulated depreciation                                                (185,071)        (174,199)
------------------------------------------------------------------------------------------------------
    Rental property, net                                                     446,558          448,200
  Cash and cash equivalents                                                      203            1,072
  Deferred charges, net                                                        9,389           10,104
  Other assets                                                                12,822           18,299
------------------------------------------------------------------------------------------------------
     Total assets                                                           $468,972         $477,675
======================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Long-term debt
    Senior, unsecured notes                                                 $147,509         $150,109
    Mortgages payable                                                        173,188          174,421
    Lines of credit                                                           11,890           20,475
------------------------------------------------------------------------------------------------------
                                                                             332,587          345,005
  Construction trade payables                                                  8,010            3,310
  Accounts payable and accrued expenses                                       13,328           15,095
------------------------------------------------------------------------------------------------------
     Total liabilities                                                       353,925          363,410
------------------------------------------------------------------------------------------------------
Commitments
Minority interest                                                             26,231           23,630
------------------------------------------------------------------------------------------------------
Shareholders' equity
  Preferred shares, $.01 par value, 1,000,000 shares authorized,
    0 and 80,190 shares issued and outstanding
    at June 30, 2003 and December 31, 2002                                       ---                1
  Common shares, $.01 par value, 50,000,000 shares authorized,
    10,270,443 and 9,061,025 shares issued and outstanding
    at June 30, 2003 and December 31, 2002                                       103               90
  Paid in capital                                                            167,034          161,192
  Distributions in excess of net income                                      (78,224)         (70,485)
  Accumulated other comprehensive loss                                           (97)            (163)
------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                               88,816           90,635
------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                           $468,972         $477,675
======================================================================================================

             3200 Northline Avenue, Suite 360, Greensboro, NC 27408
                          336-292-3010 FAX 336-297-0931

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
         (In thousands, except per share, state and center information)

                                                                          Three Months Ended            Six Months Ended
                                                                                June 30,                    June 30,
                                                                           2003         2002            2003         2002
---------------------------------------------------------------------------------------------------------------------------
Funds from Operations:
  Net income                                                              $2,307       $2,094          $4,498       $3,539
  Adjusted for:
    Minority interest                                                        798          396           1,389          673
    Minority interest, depreciation and amortization
     attributable to discontinued operations                                (143)         379            (107)         641
    Depreciation and amortization uniquely significant to real estate
     - wholly owned                                                        7,026        6,974          14,232       13,917
    Depreciation and amortization uniquely significant to real estate
     - unconsolidated joint ventures                                         266          ---             520          ---
    (Loss)/gain on sale of real estate                                       735         (460)            735         (460)
---------------------------------------------------------------------------------------------------------------------------
      Funds from operations before minority interest                     $10,989       $9,383         $21,267      $18,310
===========================================================================================================================
      Funds from operations per share - diluted                             $.82         $.78           $1.60        $1.54
===========================================================================================================================

WEIGHTED AVERAGE SHARES
  Basic weighted average common shares                                     9,590        8,015           9,387        7,982
  Effect of outstanding share and unit options                               219          214             228          153
---------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    earnings per share computations)                                       9,809        8,229           9,615        8,135
  Convertible preferred shares (a)                                           590          723             656          724
  Convertible operating partnership units (a)                              3,033        3,033           3,033        3,033
---------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
    funds from operations per share computations)                         13,432       11,985          13,304       11,892
===========================================================================================================================

OTHER INFORMATION
Gross leasable area open at end of period -
  Wholly owned                                                             5,449        5,167           5,449        5,167
  Partially owned (b)                                                        309          260             309          260
  Managed                                                                    457          105             457          105
---------------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                            6,215        5,532           6,215        5,532

Outlet centers in operation -
  Wholly owned                                                                27           28              27           28
  Partially owned (b)                                                          1            1               1            1
  Managed                                                                      5            3               5            3
---------------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                             33           32              33           32

States operated in at end of period (b)                                       20           21              20           21
Occupancy percentage at end of period (b)                                    96%          96%             96%          96%
---------------------------------------------------------------------------------------------------------------------------

(a) The convertible preferred shares and operating partnership units (minority interest) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(b) Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.

We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income
(loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

             3200 Northline Avenue, Suite 360 Greensboro, NC 27408
                          336-292-3010 FAX 336-297-0931
                                        7